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	David P. Joint	William L. Collier
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McMoRan Exploration Co. Updates
Gulf of Mexico Exploration and Development Activities

NEW ORLEANS, LA, April 3, 2008 – McMoRan Exploration Co. (NYSE: MMR) today updated its exploration and development activities in the Gulf of Mexico, including latest developments at the Flatrock field, the South Timbalier Block 168 exploratory well, and the Mound Point exploration area.

McMoRan announced today a successful production test at the Flatrock No. 2 (location “B”).  The production test, which was performed in the Rob-L section, indicated a gross flow rate of approximately 103 million cubic feet of natural gas per day (MMcf/d), 1,890 barrels per day of condensate and zero barrels of water, approximately 21.4 MMcfe/d net to McMoRan, on a 44/64th choke with flowing tubing pressure of 9,360 pounds per square inch.  McMoRan and its partners will use the results of the production test to determine the optimal flow rate for the well, which is expected to begin production in mid-year 2008 using the Tiger Shoal facilities in the immediate area.

Following the initial discovery at Flatrock in the third quarter of 2007, McMoRan is pursuing aggressively the opportunities in the area, located on OCS 310 at South Marsh Island Block 212 in approximately 10 feet of water.  Following is a status report on activities in the Flatrock area:

Flatrock Wells	Total Pay Intervals	Net Feet of Pay(1)	Status
No. 1 – “A” location Discovery Well	8	260	Gross production currently approximates 50 MMcfe/d,~12 MMcfe/d net to McMoRan
No. 2 – “B” location Delineation Well	8	289	Tested 103 MMcf/d and 1,890 bbls/d gross, 21.4 MMcfe/d net, first production expected mid-2008
No. 3 – “D” location Delineation Well	3	126	Well has been sidetracked, drilling below 17,100’ in Operc(2) to a proposed total depth of 18,800'
No. 4 – “C” location(3) Development Well	n/a	n/a	To spud in 2Q08, targeting Rob-L and Operc sands, has proposed total depth of 18,400’

(1)	Confirmed with wireline logs.
(2)	Updip to the zone currently producing in the Flatrock No. 1 discovery well.
(3)	Located between the Flatrock No. 1 and No. 2 wells (2,750 feet north of the No. 1 well and 3,200 feet south-southeast of the No. 2 well).

McMoRan controls approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS 310/Louisiana State Lease 340) and has multiple additional exploration opportunities with significant potential on this large acreage position.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in Flatrock.  McMoRan’s share of gas will be improved during the period the well is eligible for Federal Royalty Relief.  Plains Exploration & Production Company (NYSE: PXP) has a 30.0 percent working interest and Chevron Corporation (NYSE: CVX) has a 45.0 percent working interest in Flatrock.

McMoRan announced today that exploratory operations commenced on March 18, 2008 to re-enter the South Timbalier Block 168 No. 1 wellbore, formerly known as the Blackbeard West No. 1 ultra-deep exploratory well.  The Rowan Gorilla IV rig is currently drilling through cement plugs in existing casing set by the previous operator at 26,650 feet. McMoRan, as operator, with a 32.3 percent working interest and its partners, PXP with a 35 percent working interest and Energy XXI (NASDAQ: EXXI) with a 20 percent working interest, plan to deepen the No. 1 wellbore from its previous depth of 30,067 feet to a proposed total depth of 31,267 feet to evaluate deeper Miocene targets.

Subject to certain preferential rights held by third parties, McMoRan has also agreed to assign a proportional share of its interest in approximately 425,000 gross acres associated with the ultra-deep trend to PXP and EXXI.  In addition to their working interest share of well costs, PXP and EXXI will pay up to $9.7 million and $5.5 million, respectively, for the right to participate in the re-entry of the South Timbalier Block 168 No. 1 well and certain acreage.  The original Blackbeard West No. 1 well, located in 70 feet of water, was drilled to 30,067 feet by the original operator and its partners but was temporarily abandoned in August 2006 prior to reaching the objective depth.

McMoRan also announced today that the Mound Point East exploratory well on Louisiana State Lease 340 commenced on March 31, 2008 and is drilling below 1,000 feet.  The well has a proposed total depth of 18,050 feet and will target Operc sands in the middle-Miocene.  Mound Point East is located in less than 10 feet of water approximately 10 miles east of the Flatrock field.  McMoRan is targeting similar deep geologic features in the Mound Point area found in the Flatrock field.  McMoRan holds a 32.5 percent working interest and a 23.2 percent net revenue interest in the well.

McMoRan also announced today that it estimates first quarter 2008 production to approximate 290 MMcfe/d, exceeding previous estimates reported in January 2008 of 270 MMcfe/d.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of a multifaceted energy facility at the Main Pass Energy HubTM (MEPHTM), including the potential development of a facility to receive and process liquefied natural gas and store and distribute natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries; oil and gas exploration, development and production activities; and anticipated and potential production and flow rates. Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2007 Annual Report on Form 10-K on file with the Securities and Exchange Commission.   #     #     #